EXHIBIT 10.5

 INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is made as of February 15,2024 by and between The Governance Box, Inc. a company organized under the laws of Canada (the “Contractor”) and YOUNEEQAI TECHNICAL SERVICES, INC., (YQAI) (“Contractor”), to set forth the terms and conditions upon which Client engages Contractor.

In consideration of the engagement of the Contractor by the Client, the above premises and agreements from now on set forth, the parties agree as follows:

1.	Services. Client hereby engages Contractor and Contractor accepts such engagement with Client to perform certain services as more specifically outlined in Section 3 below (the “Services”) upon the terms and subject to the conditions contained herein. The contractor shall, in providing the Services, devote such time and attention to the Services as requested by the Client or as determined in the Contractor’s discretion is necessary to complete the Services. The contractor agrees that it and all of its employees and contractors, if any, shall observe all rules and policies of the Client and perform the Services in a professional, courteous and timely manner. The contractor shall not utilize subcontractors or otherwise contract out the performance of the Services to any third party except with the Client’s prior written consent.
2.	Consulting Fee. In consideration for the Services provided by the Contractor to the Client, the Client shall pay the Contractor a consulting fee as set forth on Schedule A.
3.	Scope of Services. In consideration of the consulting fee to be paid by the Client to the Contractor, the Contractor shall provide the Client with the scope of services set forth on Schedule B.
4.	Status as Independent Contractor.

(a)               The Contractor shall at all times act strictly and exclusively as an independent contractor and shall not be considered as having employee status under any law, regulation or ordinance or as being entitled to participate in or benefit under any plan or program established at any time by the Client for its employees. The Contractor shall have no managerial authority or responsibility of an officer or supervisor of the Client. The Contractor shall not have any authority to bind the Client to any contract or to commit the Client in any manner whatsoever. The Contractor shall not at any time hold itself out as a representative or agent of the Client.

(b)               Contractor will be treated as an independent contractor and not as an employee of the Client for federal, state and local income tax purposes. The Client will not (i) withhold or pay any federal, state or local income or FICA (social security) taxes from Contractor’s compensation; (ii) pay any FICA or federal and state unemployment insurance on Contractor’s behalf or on behalf of any of its employees; (iii) provide workers’ compensation insurance for Contractor or any of its employees; or (iv) cover Contractor or any of its employees under any retirement, profit sharing or other employee benefit plan or program. Contractor shall pay all federal, state and local income and self-employment

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taxes on Contractor’s income, as required by law, and shall file all applicable returns and forms in connection therewith.

5.	Indemnification. To the maximum extent permitted by applicable law, the Contractor shall indemnify and hold harmless the Client and its officers, directors, employees, representatives and members and any client or customer of the Client for whose benefit Contractor performs any services (the “Client”) from any claims, demands, losses, liability, damages or expenses, including reasonable attorneys’ fees, arising in any way from (a) any activities of the Contractor outside the scope of this Agreement; (b) any breach by the Contractor of any of the terms or conditions of or representations and warranties of Contractor in this Agreement; (c) any failure on the part of Contractor or any of Contractor’s employees to pay any taxes, whether federal, state or local, and whether income, payroll or otherwise imposed upon Contractor’s compensation hereunder or otherwise; (d) any claims against the Client or Client by any of Contractor’s employees or contractors, including claims for wages or for benefits or compensation offered by the Client or Client to their respective employees; (e) any violation by Contractor or any of its employees or Contractors of any applicable laws, rules or regulations governing the provision of the Services; and (f) to the extent not covered in (a) through (e), Contractor’s performance of the Services provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property, including but not limited to, the loss of use resulting therefrom regardless of whether or not it is caused in part by the party indemnified hereunder. The Client may offset any sums due to the Contractor against any amounts due to the Client or Client pursuant to the foregoing indemnification. For purposes of this indemnification, any actions or omissions of any subcontractor of Contractor shall be deemed actions or omissions of Contractor.
6.	Performance of Services. The Contractor shall devote Contractor’s reasonable best efforts to the performance of the Services and shall perform the Services to the best of Contractor’s abilities. Contractor is retained on a nonexclusive basis and may engage in and simultaneously perform under any other contract while performing its obligations under this Agreement, provided that, such engagement or performance does not interfere with Contractor’s obligations under this Agreement. Contractor shall perform all work at Contractor’s own risk.
7.	Representations and Covenants of Contractor. The Contractor represents, warrants and covenants that: (a) Contractor is free to enter this Agreement and has made no agreement and has no obligation inconsistent with the Contractor’s obligations hereunder; (b) neither Contractor, nor any of its employees or contractors, are in violation of, or shall violate, any written or oral agreement it, he or she is a party to as a result of Contractor entering into this Agreement and performing the Services; and (c) Contractor shall cooperate fully and provide assistance to the Client in the resolution and investigation of any complaint, claim, action or proceeding brought by or involving any of Contractor’s employees or consultants.
8.	Term. This Agreement shall become effective immediately upon execution hereof and may be terminated at any time by either party upon providing ten (10) days written notice to the other party via overnight or certified mail return receipt requested or by the Client immediately
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upon written notice to the Contractor via overnight or certified mail return receipt requested upon any breach by Contractor of this Agreement.

9.	Confidentiality.

(a)               “Confidential Information” shall mean all confidential and proprietary information of the Client, including without limitation, all information concerning the Client’s clients, prospective clients, client contact persons, business plans, finances, pricing, sales and marketing information, research strategies, techniques, products, services, software, code, applications, methods, essential ideas, employees and contractors and confidential information of Clients which the Consultant receives or has access to as a result of performing the Services, in any form, whether written, oral or machine-readable. Confidential Information does not include information known to Contractor at the time of disclosure to Contractor by the Client as evidenced by written records or is publicly known and generally available through no wrongful act of Contractor.

(b)               All Confidential Information is the property of and confidential to the Client. Neither Contractor, nor its employees or contractors, shall, during Contractor’s engagement with the Client or at any time thereafter, directly or indirectly disclose, in whole or in part, Confidential Information to any person or entity for any reason or purpose whatsoever, except on behalf of the Client in accordance with the Client’s policies, or make use of any Confidential Information for its, his or her own purposes or for the benefit of any person or entity other than the Client in accordance with the Client’s policies. Contractor agrees to take all precautions necessary to safeguard all Confidential Information against unauthorized use or reproduction by third parties.

(c)               Upon the earlier of the Client’s request and the termination of Contractor’s engagement with the Client, Contractor shall immediately turn over to the Client all documents, papers and other material, including all copies thereof, in Contractor’s possession or under Contractor’s control, which may constitute, contain or be derived from Confidential Information, whether in written, digital or machine-readable form, together with all documents, notes and other work product which is connected with or derived from Contractor’s services to the Client.

10.	Insurance. The contractor agrees that it shall, at its own cost and expense, obtain and provide evidence of general liability and any other insurance coverage requested by the Client in amounts satisfactory to the Client from time to time upon the request of the Client.
11.	Survival. Upon the termination of this Agreement, all rights and duties of the parties toward each other shall cease, except Sections 5, 7, 9, and 12 through 19 herein shall survive.
12.	Entire Agreement. This Agreement embodies the entire agreement and understanding by and between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and
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understandings, whether written, oral or otherwise, between the parties concerning the engagement of the Contractor by the Client.

13.	Severability. If one or more of the provisions in this Agreement are deemed void by law, the remaining provisions will continue in full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the parties’ intent.
14.	Governing Law. This Agreement shall be governed by the laws of BVI without regard to conflict of law principles.
15.	Jurisdiction. The parties hereto hereby consent to the jurisdiction of any court of competent jurisdiction located in San Juan, Puerto Rico for all purposes in connection with any legal proceeding between them relating to or arising out of this Agreement.
16.	Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other, except the Client may assign this Agreement and/or any of its rights, interests or obligations hereunder to any successor to all or a part of its business without the prior written consent of the Contractor.
17.	Third Parties. This Agreement is not intended to confer upon any other person or entity other than the parties hereto, Clients and the Client’s subsidiaries, parents and affiliates any rights or remedies hereunder.
18.	Waiver. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach of the same term or provision or a waiver of any other term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Independent Contractor Agreement as of the date above.

CONTRACTOR:	CLIENT:

THE GOVERNANCE BOX, INC	YOUNEEQAI TECHNICAL SERVICES

/s/	/s/ Murray Galbraith

Name:	Name:

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SCHEDULE A

to

Independent Contractor Agreement

Services Fee

The Services Fee that will be paid by the Client to the Contractor, in consideration of the Services to be provided by the Contractor to the Client – as outlined in Schedule B of this Agreement – consists of:

•	200,000 USD
•	Payment is due in full at the date of signing

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SCHEDULE B

to

Independent Contractor Agreement

Scope of Services

The services to be provided by the Contractor to the Client, in consideration of the Consulting Fee to be paid by the Client to the Contractor – as established in Schedule A of this Agreement –, consist of the following:

i.	‘Capital Market’ road map that includes corporate strategy, development and execution.
ii.

Management and provide support of the Capital Markets and NASDAQ initiatives, including:

a.       Advisement and guidance with regards to offering concurrent with NASDAQ listing strategy: valuation.

b.       Liaison with company legal counsel.

c.       Input or Support of SEC (20F) or (F1) registration.

d.       Input or Support Listing Application.

iii.	Roadshows/ Meetings: a. To assist or provide support in identifying financial partners for the Company. b. To assist with ongoing, key stakeholder meetings when appropriate.
iv.

Continued Communications :

a.       Upon receipt of comments from NASDAQ personnel, to assist with strategic advisory, response; and submission.

b.       Ongoing advisory, and liaison with senior stock exchange personnel.

c.       Liaison and reporting to c-suite and board of direction in regards to senior exchange listing including timely updated reports.

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